Exhibit 99.1

Valassis Exceeds Analyst Expectations in the Second Quarter

Company Reports Record Quarterly Revenues

        LIVONIA, Mich., July 22 /PRNewswire-FirstCall/ — Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, today announced financial results for the second quarter ended June 30, 2004. The company reported record quarterly revenues of $256.8 million, up 5.6% from the second quarter of 2003. Second-quarter net earnings were $26.8 million, or $0.51 in earnings per share (EPS), exceeding the company’s second-quarter EPS guidance range of $0.44 to $0.50.

        “The benefits of our diversified product portfolio were very apparent this quarter,” said Alan F. Schultz, Chairman, President and CEO. “We also experienced strong FSI industry unit growth and improved page volumes, exceeding our original expectations. We recognize this as an opportunity to refocus our efforts on a co-op FSI price improvement initiative. We will begin implementing what we believe to be a low-risk approach to improving the pricing environment, while protecting our existing business.”

        Valassis will hold an investor call today to discuss its second-quarter results at 11 a.m. (EDT). The call-in number is (800) 366-7417. The call will simulcast on the company’s Web site, at http://www.valassis.com, and replay through August 4, 2004 at (800) 405-2236, pass code 566835. This press release and the Webcast will be archived on the company’s Web site under “Investor.”

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2004	June 30, 2003	% Change	June 30, 2004	June 30, 2003	% Change

Total Revenues	$256.8	$243.1	5.6%	$494.1	$448.2	10.3%
Earnings Prior to
Refinance Charge	$26.8	$30.0	-10.7%	$51.5	$56.0	-8.0%
Refinance Charge,
net of tax *	$0.0	$2.5		$0.0	$2.5
Net Earnings	$26.8	$27.5	-2.4%	$51.5	$53.5	-3.9%
EPS, diluted	$0.51	$0.53	-3.8%	$0.98	$1.03	-4.9%
EPS, Prior to Refinance
Charge, diluted	$0.51	$0.57	-10.5%	$0.98	$1.07	-8.4%

        * A $2.5 million refinance charge, net of tax, was incurred in May of 2003 related to the partial buy-back of the convertible debt issued in 2001.

        Mass Products - Products that reach large markets at a low cost: Co-op free-standing insert (FSI) revenues for the second quarter were up 2.3% to $132.3 million. Management noted there was strong unit growth in the co-op FSI industry for the eighth consecutive quarter. This unit growth, combined with the company’s increased market share, mitigated the effect of continued competitive pricing pressure in the co-op FSI. Run of press (ROP) revenues, generated from the brokering of advertising space on behalf of newspapers, were up 74.7% in the second quarter from $15.4 million to $26.9 million year over year.

        Cluster Targeted Products - Products that reach neighborhoods based on geographic and demographic characteristics: Cluster Targeted product revenues for the quarter were $56.4 million. Although revenues were down 12.3%, gross margin dollars were up 3.3% year over year, as a result of management’s increased focus on improving the profitability of this business. Revenue growth guidance for this segment has been revised from 10%-15%, to less than 10% for 2004, with overall profitability expected to be on plan. Management noted that due to the variable timing of customer orders, this segment’s quarterly revenue typically does not track year over year. Management also noted the demand for these products continues to be strong.

        1 to 1 Products - Products and services that pinpoint individuals or households to build loyalty to a brand: The 1 to 1 product revenues are comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail. 1 to 1 revenues increased 76.9% to $16.1 million for the quarter, due to the company’s enhanced retail relationships and growing direct-mail business. Management increased the 2004 revenue growth guidance for this segment from 20% - 25%, to greater than 25%.

        ”Valassis has gained the leading position in the area of targeted direct mail for both retailers and consumer packaged goods (CPG) companies,” said Lou Czanko, Vice President of Retail Sales. “Valassis enjoys a strong relationship with several leading retailers who are utilizing their frequent shopper card data to create direct-mail campaigns to communicate with top shoppers. At the same time, CPGs realize that database-driven activities are an important part of their overall marketing mix.”

        International & Services - Marketing products and services available in the United States, Canada, France, Germany, Italy, Mexico, Spain and the United Kingdom: International & Services is comprised of NCH Marketing Services (NCH), Valassis Canada and Promotion Watch. International & Services revenues were flat for the second quarter at $25.1 million. Gross margins in this business continue to be strong. The company took another step forward in its European growth strategy by implementing tests of new media products and services in key European markets. Management is very encouraged by the customer interest in the company’s new European promotional vehicles.

        Costs and Expenses

        FSI cost of goods sold was flat for the second quarter on a CPM basis. While FSI paper costs increased, printing/distribution and media costs declined on a CPM basis due to the increase in printed pages and larger co-op FSI book sizes. Net interest expense was down 13.3% to $2.6 million for the quarter. SG&A expense was up 5.9% to $32.9 million for the second quarter.

        Debt Position/Share Repurchase

        The company’s debt position, net of cash, was $109.0 million at quarter- end. During the second quarter, the company repurchased 267,300 shares of its stock. The company ended the quarter with $164.4 million in cash.

        During the quarter, the company paid $38.7 million in cash to settle a portion of its zero-coupon convertible notes due 2021. The remaining debt balance related to this issue is approximately $13.6 million.

        Outlook

        In October of 2003, the company provided 2004 EPS guidance of $1.65 - $1.85. Management has updated this 2004 EPS guidance range to be between $1.73 - $1.85. Management reiterated the following quarterly projections provided in its fourth quarter 2003 earnings release on Feb. 19, 2004:

Quarter	Projected EPS Range	Actual Results
1	$0.44 - $0.50	$0.47
2	$0.44 - $0.50	$0.51
3	$0.37 - $0.43
4	$0.38 - $0.44

        About Valassis

        Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ Connective Media™ portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting, and analytic services. Valassis has been listed as one of Fortune magazine’s “Best Companies to Work For” for seven consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing®, LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

        Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

Assets	June 30, 2004	Dec. 31, 2003
Current assets:
Cash and cash equivalents	$164,355	$207,360
Accounts receivable	258,661	206,908
Inventories	18,414	20,992
Deferred income taxes	2,464	2,426
Other	16,714	18,937
Total current assets	460,608	456,623
Property, plant and equipment, at cost	219,601	214,434
Less accumulated depreciation	(134,168)	(127,559)
Net property, plant and equipment	85,433	86,875
Intangible assets	205,293	205,293
Less accumulated amortization	(73,937)	(73,831)
Net intangible assets	131,356	131,462
Investments and advances to investees	3,803	3,553
Deferred income taxes	6,829	6,935
Other assets	5,478	7,306
Total assets	$693,507	$692,754

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

Liabilities and Stockholders’ Equity	June 30, 2004	Dec. 31, 2003
Current liabilities:
Current portion, long-term debt	$ --	$51,842
Accounts payable and accruals	245,624	245,639
Progress billings	46,456	51,694
Total current liabilities	292,080	349,175
Long-term debt	273,315	259,819
Other liabilities	7,975	7,701
Stockholders’ equity:
Common stock	631	631
Additional paid-in capital	35,996	34,902
Retained earnings	442,242	390,784
Treasury stock	(360,194)	(351,962)
Accumulated other comprehensive gain	1,462	1,704
Total stockholders’ equity	120,137	76,059
Total liabilities and stockholders’ equity	$693,507	$692,754

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended June 30, 2004	Quarter Ended June 30, 2003	% Change
Revenue	$256,771	$243,111	+5.6%
Costs and expenses:
Costs of products sold	179,213	161,847	+10.7%
Selling, general and administrative	32,885	31,063	+5.9%
Total costs and expenses	212,098	192,910	+9.9%
Earnings from operations	44,673	50,201	-11.0%
Other expenses and income:
Interest expense	3,048	3,252	-6.3%
Refinancing charge	--	3,868
Other (income) and expenses	(492)	(266)	+85.0%
Total other expenses and income	2,556	6,854	-62.7%
Earnings before income taxes	42,117	43,347	-2.8%
Income taxes	15,280	15,841	-3.5%
Net earnings	$26,837	$27,506	-2.4%
Net earnings per common share, diluted	$0.51	$0.53	-3.8%
Weighted average shares outstanding,
diluted	52,398	52,258	+0.3%
Supplementary Data
Amortization	$53	$54
Depreciation	3,622	3,653
Capital expenditures	3,760	7,249

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	6 Months Ended June 30, 2004	6 Months Ended June 30, 2003	% Change
Revenue	$494,124	$448,156	+10.3%
Costs and expenses:
Costs of products sold	344,737	296,348	+16.3%
Selling, general and administrative	63,429	58,318	+8.8%
Total costs and expenses	408,166	354,666	+15.1%
Earnings from operations	85,958	93,490	-8.1%
Other expenses and income:
Interest expense	6,214	6,593	-5.7%
Refinancing charge	--	3,868
Other (income) and expenses	(1,020)	(1,168)	-12.7%
Total other expenses and income	5,194	9,293	-44.1%
Earnings before income taxes	80,764	84,197	-4.1%
Income taxes	29,305	30,666	-4.4%
Net earnings	$51,459	$53,531	-3.9%
Net earnings per common share, diluted	$0.98	$1.03	-4.9%
Weighted average shares outstanding,
diluted	52,476	52,224	+0.5%
Supplementary Data
Amortization	$105	$105
Depreciation	7,250	7,505
Capital expenditures	5,963	9,947

SOURCE Valassis

        -0- 07/22/2004
        /CONTACT: Sherry Lauderback of Valassis, +1-734-591-7374, Fax: +1-734-591-4503, lauderbacks@valassis.com /
        /Web site: http://www.valassis.com /
        (VCI)

CO: Valassis
ST: Michigan
IN: ADV PUB
SU: ERN ERP